EXHIBIT 99.1

PRESS RELEASE

Reddi Brake Supply Corporation Declares 2 for 1 Forward Stock Split

Salt Lake City Utah. Monday April 30th, 2007 (MarketWire) NASD OTC BB Symbol RDDI.OB

Reddi Brake Supply Corporation CEO Michael Zwebner announced today that The Board of Directors of the company on April 24th 2007, unanimously voted to approve and has declared a 2 for 1 forward stock split for all shareholders of record as of May 15th 2007, (The Record Date) payable on May 16th 2007. (The Effective Date) This Forward Stock Split will be recognized at the open of trading on May 16th, 2007. (The Effective Date).

The company’s transfer agents will be mailing the new additional share(s) certificates to each shareholder on May 16th 2007 – The Effective Date.

Further information regarding Reddi Brake Supply Corporation is available from the company.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or described pursuant to similar expressions.

Contact:

Reddi Brake Supply Corporation

Corporate Communications), (801) 269-8535